Exhibit 10.19

MEDIA GENERAL, INC.

EXECUTIVE FINANCIAL PLANNING

and

INCOME TAX PROGRAM

Purpose:

The Executive Financial Planning and Income Tax Program provides an executive perquisite that supports the financial health of the Company’s executives. This Program provides the executive with a reputable and professional resource that is highly experienced in executive financial planning and income tax preparation.

Policy Administration Responsibilities:

Media General’s Compensation Department is responsible for coordinating this program. Ernst & Young has been selected as Media General’s preferred provider of this executive benefit because of their solid reputation, as well as their knowledge of Media General and its executive compensation plans. (For consideration of company-paid services with another firm, the executive must present a request to Media General’s Compensation Department prior to securing services.)

Media General, Ernst & Young and the executive are responsible for following all procedures in this policy. This includes ensuring that any services charged to Media General are covered in the policy.

Employee Participation:

Salaried executive employees are eligible to participate in this program. From those eligible, Media General will select executives for participation. Selection will be based on the employee’s position, job responsibilities, value of their services, and other pertinent factors.

Coverage Terms:

New participants are eligible for coverage beginning in the tax year they became a participant. For example, an executive selected for participation in 2003 would be eligible for income tax preparation for the tax year 2003 (but not eligible for tax preparation related to tax year 2002).

Coverage will immediately cease upon termination if the executive is under age 55. Coverage also ceases immediately, regardless of the executive’s age, if the executive is terminated by the Company due to criminal activity or any activity deemed by the Company to be detrimental to the Company.

Retiring participants, defined in this program as age 55 or older, will be covered in the tax year of retirement as well as the tax year immediately following the year of retirement. Covered services will also be provided to the participant’s surviving spouse for this same time period if the executive was over age 55 at the time of death.

Cost Limits:

The following cost limits will apply.

•	Financial Planning, Future Retirement and Estate Planning:

•	Coverage for these services will utilize a specific 5-year period, following the numbering pattern of the calendar for all participants. For example, the first 5-year period will be measured from years 2001 to 2005, the second 5-year period will be years 2006 to 2010, and so forth.

•	In any one year of this specific 5-year period, Media General will cover up to $10,000 in services. In the other 4 years of the 5-year period, Media General will cover up to $2,000.

•	Expenses / coverage limits will be applied to the year that services are incurred (versus paid). Unused credits are not carried forward, and will be forfeited as of December 31 each year. Participation expires on December 31 of the year following retirement, and will expire immediately at separation for terminations other than retirement.

•	Income Tax Services:

•	A credit of $7,500 is earned each year.

•	Unused credits will be carried forward but may not exceed a maximum balance of $15,000.

•	Expenses / coverage limits will be applied to the year that services are incurred (versus paid). Unused credits will expire on December 31 of the year following retirement, and will expire immediately at separation for terminations other than retirement.

Covered Services:

The Program covers the following services.

•	Financial planning to maximize returns from company benefit plans such as stock options, salary deferral plans and executive life insurance programs

•	Investment advice on portfolio design, including analysis of risk tolerance, target rate of return and appropriate diversification and asset allocation

•	Retirement and long range cash flow (including consideration of outside business interests as related to retirement and estate planning)

•	Comprehensive estate planning

•	Wills, trusts, estate planning documents, etc.

•	Planning for charitable giving programs

•	Income tax planning necessary to effectively prepare income tax returns

•	Income tax return preparation for participant (and those of a spouse where married filing separate returns results in reduced tax liabilities)

•	Gift tax returns

•	Income tax projections and preparation of quarterly federal and state estimated tax vouchers

•	IRS and state examinations and inquiries assistance, as needed

•	Incorporation of income from outside businesses in participant’s personal income tax return (however, partnership or corporate returns for participant’s outside businesses is not covered)

Excluded Services:

The following is a partial listing of services that are not covered by this Program. Participants may not apply unused credit balances for Excluded Services. Ernst & Young may handle these items at the executive’s personal expense.

•	Children, dependents or household employees’ tax returns, legal documents, wills, etc.

•	Estate tax return of participant (or spouse), even if the participant dies while still employed

•	Partnership or corporate returns for outside businesses of participant

•	Tax returns or planning for businesses not related to Media General

•	Partnership investments

Income Taxes:

The competitive market value of the services received will be included as W-2 income. The executive is responsible for income taxes.

Payment Processing:

Ernst & Young will directly invoice Media General for covered services. Any other invoices for covered services may be submitted for direct payment (or reimbursement). All invoices MUST be submitted to Media General’s Compensation Department for payment. This will ensure appropriate record keeping and tax treatment.

Policy Exceptions:

In general, the provisions defined and illustrated in this document will be followed without exception. Questions regarding this policy may be directed to the Media General Compensation Manager. All requests for exceptions to this policy must be submitted in writing to Media General for review and approval prior to seeking financial planning or tax preparation services.